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For Immediate Release                                   For further information:
---------------------
                                                        Tom  Sommers
                                                        (713)  222-1600

                PHARMAFRONTIERS APPOINTS DAVID B. MCWILLIAMS CEO
           Brian E. Rodriguez Named Director, Head of Audit Committee

HOUSTON, September 21, 2004 - Adult stem cell therapy developer PharmaFrontiers Corp. (OTCBB:PFTR.OB) has appointed David B. McWilliams as the company's chief executive officer.

     "Dave's track record as a successful builder of biotechnology companies provides us with the leadership and experience required to pursue our business goals of developing and commercializing our technology to use stem cells from patients' own blood in new therapies with important potential clinical implications," said PharmaFrontiers Chairman Robert Gow.

     The company also appointed Brian E. Rodriguez to its Board of Directors. Rodriguez, a Certified Public Accountant and director of finance for JP Mobile of Dallas, will chair the board's Audit Committee. He previously was a financial executive with DSC Communications and was part of the business assurance audit practice of PricewaterhouseCoopers.

     McWilliams, who was also named to the company's board, was previously president and CEO of Bacterial Barcodes, Inc., a molecular diagnostics company acquired by a strategic partner earlier this year. His over 30 years of experience with biopharmaceutical and healthcare companies includes serving as CEO of Signase, Inc., an M.D. Anderson technology-transfer cancer therapy company; CEO of Encysive Pharmaceuticals (ENCY), a cardiovascular therapeutics company for which he raised $250 million in public and strategic financings and built a portfolio of successful products; and CEO of Zonagen Inc., a Woodlands-based Baylor University technology transfer company.

     Earlier, McWilliams was a senior executive with Abbott laboratories and a management consultant with McKinsey & Co. He is a director of Novelos Therapeutics, Inc., Fairway Medical Systems, the Texas Healthcare and Bioscience Institute, and the Houston Technology Center. He received an MBA in finance from the University of Chicago, and a B.A. in chemistry, Phi Beta Kappa, from Washington and Jefferson College.

     PharmaFrontiers' business strategy is to develop technology using stem cells derived from patients' own circulating blood to treat major diseases, including cardiac and pancreatic conditions. The company holds the exclusive worldwide license from the US Department of Energy's Argonne National Laboratory for adult pluripotent stem cells derived from peripheral blood.

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